Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2016, in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-205684) and related Prospectus of RW Holdings NNN REIT, Inc. for the registration of 100,000,000 shares of its Class C common stock.

/s/ Anton & Chia, LLP

Newport Beach, California
February 16, 2018